Exhibit 10.51
FORM OF
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) by and between CareFusion Corporation, a Delaware corporation (the “Company”) and David L. Schlotterbeck (the “Executive”) is dated as of the ___ day of July 2009 (the “Agreement”).
     IT IS HEREBY AGREED AS FOLLOWS:
     1. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be the effective date of the spin-off of the Company from Cardinal Health, Inc.
     2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date of the Company’s annual meeting of stockholders next following the third anniversary of the Effective Date (the “Employment Period”), unless prior to such date the employment of the Executive is terminated pursuant to this Agreement. At least one-hundred and eighty (180) days before the end of the Employment Period, the parties will discuss either succession planning or the potential for extension of this Agreement. If the Executive remains employed with the Company after the end of the Employment Period without an extension of the Agreement, he will be an employee “at-will.”
     3.  Terms of Employment. (a) Position and Duties. (i) During the Employment Period, the Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company with such authority, duties and responsibilities as are customarily assigned to such positions. The Executive shall report directly to the Board of Directors of the Company (the “Board”). The Executive’s services shall be performed in San Diego, California.
          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his full business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on the board of directors of, or own shares or hold options to purchase shares in, Virtual Radiologic, Inc., (B) subject to the approval of the Board (which shall not be unreasonably withheld), serve on other corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, and (E) own shares in companies that are not competitors of the Company.
          (b) Compensation (i) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary (“Annual Base Salary”) at a rate of not less than $1,000,000 payable in accordance with the Company’s normal payroll policies. The Executive’s Annual Base Salary shall be reviewed, and may be increased but not decreased, at least annually by the Human Resources and Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall thereafter refer to Annual Base Salary as so increased.
          (ii) Annual Bonus. With respect to each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) determined and paid at the sole discretion of the Company pursuant to terms and conditions of the Company bonus plan for which the Executive is then eligible. Executive’s Annual Bonus target under this Agreement for any fiscal year (the fiscal year’s “Target Bonus”) shall be an amount equal to 120% of Executive’s Annual Base Salary. The actual Annual Bonus, which could be higher or lower than the Target Bonus, shall be based on the attainment of performance objectives as determined no later than 90 days after the beginning of the fiscal year by the Committee in consultation with the Executive, and shall be paid, subject to any effective deferral elections that may be made by the Executive pursuant to any deferred compensation plans that the Company may maintain, within two and one-half months following the end of the fiscal year for which the Annual Bonus is earned. Notwithstanding anything herein to the contrary, to the extent permitted or required by governing law, the Committee shall have discretion to require the Executive to repay to the Company the amount of any Annual Bonus to the extent the Committee determines that such bonus was not actually earned by the Executive due to (A) the amount of such payment was based on the achievement of financial results that were subsequently the subject of a material accounting restatement that occurs within three years of such payment (except in the case of a restatement due to a change in accounting policy or simple error); (B) the Executive has engaged in fraud, gross negligence or intentional misconduct; or (C) the Executive has deliberately misled the market or the Company’s stockholders regarding the Company’s financial performance.
          (iii) Retention Award. The Executive shall receive a retention award (“Retention Award”) consisting of restricted stock units (“RSUs”) and stock options (“Options”) to be granted in 2009 on the date that annual equity awards are granted to employees (the “Grant Date”). The Retention Award will be determined as follows, subject to the following terms and conditions:
               A. RSUs. The number of RSUs granted will equal two million dollars ($2 million), divided by the closing price of the Company’s common stock on the Grant Date.
               B. Options. The number of Options granted will be determined by dividing two million dollars ($2 million) by the option value per share of the Company’s common stock (as determined by the Committee, and with the volatility determined by the Company using the average volatility of similar medical technology companies). The Options will be granted with an exercise price equal to the closing price of the Company’s common stock on the Grant Date.

               C. Vesting. The Retention Awards will vest and become exercisable in the case of Options, and payable in the case of RSUs, as follows; provided, however, that, except as provided below, the Executive must remain employed through the Employment Period (but not thereafter) and continue to comply with the restrictive covenants set forth in Section 7 of this Agreement (the “Covenants”) as of each applicable vesting date:
                         1. One-third of the Retention Award will vest on the third anniversary of the Effective Date;
                         2. One-third of the Retention Award will vest on the fourth anniversary of the Effective Date; and
                         3. One-third of the Retention Award will vest on the fifth anniversary of the Effective Date.
               In the event that the Executive’s employment is terminated, prior to the third anniversary of the Effective Date, by the Company without Cause, or the Executive terminates employment with the Company for Good Reason, then the outstanding unvested Retention Awards will become fully vested on the Executive’s Date of Termination but will not be exercisable or payable at that time. Rather, the vested Retention Awards will become exercisable in the case of Options, and payable in the case of RSUs, in equal installments on the Date of Termination (as hereinafter defined) and the first and second anniversaries of the Executive’s Date of Termination, without regard to compliance with the Covenants.
               All outstanding unvested Retention Awards will become fully vested and exercisable in the case of Options, and payable in the case of RSUs, upon Executive’s death or Disability.
               All vested and unvested Retention Awards will be immediately forfeited and terminate if Executive is terminated by the Company for Cause. All unexercised and unpaid Retention Awards will be immediately forfeited and terminate if Executive does not comply with the Covenants during the Restricted Period that begins upon Executive’s termination of employment at or after the end of the Employment Period.
               D. RSU Settlement. Vested RSUs are paid in fully tradable shares of the Company’s common stock within 30 days following the date on which they become payable in accordance with the foregoing provisions.
               E. Option Exercises. Vested Options granted as part of the Retention Award that are or become exercisable remain exercisable for the remaining term of the Option, subject to the provisions of Section 3(b)(iii)C above.
               F. Award Agreements Control. The terms and conditions of the Retention Award will be substantially in the form set forth in separate equity award agreements attached hereto as Exhibit A and Exhibit B; in the event of any discrepancy between this

Agreement and the provisions of the applicable award agreements, the provisions of the applicable award agreements other than price, vesting and exercisability provisions will control.
          (iv) Annual Equity Grants. The Executive is eligible to receive annual equity-based grants (“Annual Equity Grants”) during the Employment Period as determined in the discretion of the Committee. The terms and conditions of Annual Equity Grants (other than exercisability and forfeiture, which are described below) will be established by the Committee at the time of grant and set forth in separate award agreements; in the event of any discrepancy between this Agreement and the provisions of the applicable award agreements, the provisions of the applicable award agreements will control.
               Notwithstanding the foregoing, the Company will grant to Executive an Annual Equity Grant in 2009, on the date on which annual employee grants are made, in addition to the Retention Award, with a total value of seven million dollars ($7 million) on the date of grant. The Committee will determine the type of awards which the Committee determines will be granted in Options in its discretion. The number of Options will be determined by dividing that portion of the seven million dollars ($7 million) comprising the Annual Equity Grant by the option value per share of the Company’s common stock (as determined by the Committee, and with the volatility determined by the Company using the average volatility of similar medical technology companies).
               All Annual Equity Grants will be subject to the following terms and conditions:
               A. Vesting, Exercisability, and Forfeiture. Because the Executive is eligible for retirement under the Company’s 2009 Long-Term Incentive Plan (the “LTIP”), all Annual Equity Grants will be fully vested upon grant, but the Options will be subject to restrictions on exercisability as described in the applicable award agreements, and RSUs and performance share units (“PSUs”) will be payable as described in the applicable award agreements.
               Notwithstanding the foregoing,
                    (i) all outstanding Annual Equity Grants that are Options will become fully exercisable upon termination of Executive’s employment by the Company without Cause, Executive’s termination of employment with the Company for Good Reason, or Executive’s death or Disability;
                    (ii) all outstanding Annual Equity Grants that are RSUs, other than PSUs, will become payable upon termination of Executive’s employment by the Company without Cause, Executive’s termination of employment with the Company for Good Reason, or Executive’s death or Disability and under the foregoing circumstances, PSUs will paid based on actual performance compared to target, at the same time payment of PSUs is made to other senior executives; and
                    (iii) all outstanding Annual Equity Grants will continue to become exercisable or payable, as applicable, in accordance with their terms in the event of voluntary termination by the Executive without Good Reason.

                    In addition, all outstanding Annual Equity Grants will become fully exercisable and payable upon a “Change of Control” of the Company, as defined in the LTIP, and with respect to Annual Equity Grants that are RSUs subject to Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”), provided that such “Change of Control” is also a “change in control event” as described in Section 409A. All unexercised and unpaid Annual Equity Grants will be immediately forfeited and terminate if Executive is terminated by the Company for Cause.
               B. Options. Annual Equity Grants that are Options will be granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Annual Equity Grants that are Options will remain exercisable for the entire term of the Option unless earlier forfeited and terminated as described above.
          (v) Other Employee Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under savings and retirement plans that are tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), in plans that are supplemental to any such tax-qualified plans, and welfare benefit plans, practices, policies and programs provided by the Company, but not any severance plan, practice, policy or program, on a basis that is no less favorable than those generally applicable or made available to other senior executives of the Company. The Executive shall be eligible for participation in fringe benefits and perquisite plans, practices, policies and programs (including, without limitation, expense reimbursement plans, practices, policies and programs) on a basis that is commensurate with his position and no less favorable than those generally applicable or made available to most other senior executives of the Company.
          (vi) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company’s policies for its senior executives.
          (vii) Use of Aircraft. During the Employment Period, the Executive, and his immediate family when accompanied by Executive, shall be entitled to personal use of Company aircraft, subject to availability, up to a value of $100,000 per fiscal year of the Company determined in accordance with the SEC’s rules for valuing personal use of corporate aircraft for purposes of proxy disclosure, at no cost and without reimbursement to the Company; provided however, that income will be imputed to Executive for tax purposes pursuant to Company policy as established by the Board or Committee and consistent with applicable tax regulations. Any use in excess of the dollar value limit described above must be approved by the Committee in advance.
          (viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to other senior executives of the Company.
     (c) Indemnification. Company shall indemnify and hold harmless Executive in accordance with the provisions of the CareFusion Officer and Director Indemnification Agreement attached hereto as Exhibit C.

     (d) Rabbi Trust. Executive may defer compensation pursuant to the CareFusion Corporation Deferred Compensation Plan, as it may be amended from time to time, and deferrals shall be held in a rabbi trust, subject to the Company’s policies with respect to maintaining a rabbi trust for such purpose.
     4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice after such determination in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, other than with respect to vesting and payment of RSUs subject to Section 409A, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for not less than 120 consecutive days (or an aggregate period of not less than 180 days) as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. For purposes of vesting and payment of RSUs, to the extent necessary to comply with Section 409A, “Disability” shall have the meaning provided in Section 409A.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
          (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has willfully and continuously failed to perform substantially the Executive’s duties with the Company;
          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates;
          (iii) conviction of a felony; or
          (iv) a material breach of Section 7 of this Agreement subject to the cure provisions of Section 7(a).
For purposes of this Section 4(b), no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board not including the Executive at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive engaged in the conduct described in Section 4(b) (i), (ii), or (iv) above, and specifying the particulars thereof in detail.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Executive:
          (i) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (ii) any failure by the Company to comply with any of the provisions of Sections 3(a) or 3(b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
          (iii) the Company requiring the Executive to be based at any office or location more than 10 miles from that provided in Section 3(a)(i) hereof, provided that reasonable travel required in connection with Executive’s reporting relationships and responsibilities to the Board shall not be deemed a breach hereof;
          (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;
          (v) any failure by the Company to comply with Section 9(c) of this Agreement; or
          (vi) any failure of the Board or shareholders of the Company to elect Executive as a member of the Board, or the removal of Executive from the Board for reasons other than those justifying or requiring such removal under the other provisions of this Agreement.
     (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     (f) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, as of the Date of Termination, to the extent applicable, from any positions that the Executive holds with the Company and its affiliated companies, the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the affiliated companies.
     5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause or Disability. If, during the Employment Period, (i) the Company shall terminate the Executive’s employment other than for Cause or Disability, or (ii) the Executive shall terminate employment for Good Reason:
          (i) Subject to the execution by the Executive and the Company of a release of claims in favor of the Company, substantially in the form attached hereto as Exhibit D, the Company shall pay to the Executive the aggregate of the following amounts:
     A. The sum of (1) the Executive’s accrued but unpaid Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (the sum of the amounts described in clauses (1) through (3), shall be hereinafter referred to as the “Accrued Obligations”). The Accrued Obligations shall be paid in a lump sum on the Date of Termination of Executive’s employment; provided that notwithstanding the foregoing, if the

Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of the Annual Bonus described above, then for all purposes of this Section 5, such deferral election, and the terms of the applicable arrangement shall apply, and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below).
     B. A pro rata Annual Bonus for the year of termination (“Pro Rata Bonus”), based upon the actual achievement of the performance objectives as determined by the Committee for the fiscal year of termination, to be paid in a lump sum at the same time as the Annual Bonus is paid to other senior executives of the Company, but in no event later than two and one-half months following the end of the fiscal year in which occurs the Date of Termination; provided that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of the Annual Bonus described above, then for all purposes of this Section 5, such deferral election, and the terms of the applicable arrangement shall apply, and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below).
          (ii) The Company shall pay as severance to the Executive an amount equal to twice the sum of (1) the Executive’s Annual Base Salary and (2) the Target Bonus in respect of the fiscal year of termination or, if the Target Bonus has not been established for such fiscal year, in respect of the immediately preceding fiscal year, payable in twenty-four (24) equal monthly installments commencing on the later of (A) thirty (30) days following the expiration of any review and revocation period set forth in the release of claims required by this Section 5, or (B) the first business day after the date that is six (6) months following the Executive’s Separation from Service (as defined in Section 10).
          (iii) The Company shall pay the premiums for COBRA continuation coverage for the Executive and his eligible dependents through the earliest of: (a) the Executive’s coverage under a health insurance plan of another employer; or (b) eighteen (18) months following the Date of Termination.
          (iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), in accordance with the terms of such plan, program, policy or practice or contract or agreement. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
     Notwithstanding the foregoing or anything else to the contrary in this Agreement, payments under this Section 5(a) shall be subject to the provisions of Section 10, including but not limited to the provisions of paragraph (f) thereof.

     (b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period the Company shall have no further obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits in accordance with their terms, (iii) payment of the Pro Rata Bonus, and (iv) vesting, exercisability, and payment of the awards as described in Sections 3(b)(iii) and 3(b)(iv). Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination and the Pro Rata Bonus shall be paid to the Executive’s estate or beneficiary, as applicable, on the date specified in Section 5(a)(i)(B). In the event of the Executive’s death after his termination of employment, but prior to the receipt of all amounts to which he is entitled under this Agreement, all remaining amounts to which he is entitled shall be paid to his estate or beneficiary, as applicable.
     (c) Disability. If the Executive’s employment is terminated by the Company by reason of the Executive’s Disability during the Employment Period, the Company shall have no further obligations to the Executive, other than for (i) payment of Accrued Obligations, (ii) the timely payment or provision of Other Benefits in accordance with their terms, (iii) payment of the Pro Rata Bonus, and (iv) vesting, exercisability, and payment of the awards as described in Sections 3(b)(iii) and 3(b)(iv). Accrued Obligations shall be paid to the Executive in a lump sum in cash on the Date of Termination and the Pro Rata Bonus shall be paid to the Executive on the date specified in Section 5(a)(i)(B). Notwithstanding the foregoing or anything else to the contrary in this Agreement, payments under this Section 5(c) shall be subject to the provisions of Section 10, including but not limited to the provisions of paragraph (f) thereof.
     (d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or the Executive terminates his employment without Good Reason during the Employment Period, the Company shall have no further obligations to the Executive other than the obligation to pay and provide to the Executive the Accrued Obligations through the Date of Termination to the extent theretofore unpaid.
     (e) Retirement. Notwithstanding anything herein to the contrary, in the event the Executive terminates employment due to his retirement (i.e., termination of employment on or after the attainment of age 65), the Executive shall be entitled to payment of the Pro Rata Bonus in Section 5(a)(i)(B).
     6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay (within thirty (30) days following the Company’s receipt of an invoice from the Executive) at any time from the Effective Date through he Executive’s remaining lifetime, (or, if longer, through the 20th anniversary of the Effective Date), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by either party (including, as the case may be, the Company, any of its affiliates or their respective predecessors, successors or assigns, or the Executive, his estate, beneficiaries or their respective successors and assigns) of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement); plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by him, and disputed by the Company under the terms of this Agreement.
          7. Covenants. (a) Introduction. The parties acknowledge that the provisions and covenants contained in this Section 7 are ancillary and material to this Agreement and that the limitations contained herein are reasonable in geographic and temporal scope and do not impose a greater restriction or restraint than is necessary to protect the goodwill and other legitimate business interests of the Company. The parties also acknowledge and agree that the provisions of this Section 7 do not adversely affect the Executive’s ability to earn a living in any capacity that does not violate the covenants contained herein. The parties also acknowledge that before Executive shall be determined to have breached any provision or covenant contained in this Section 7, Executive shall have been given notice of any such alleged breach and been given forty-five (45) days after receipt of such notice of such breach to cure or remedy any such breach that is reasonably susceptible of cure or remedy.
          (b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (collectively, the “CareFusion Group”), all secret or confidential information, knowledge or data relating to the CareFusion Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive’s employment by the CareFusion Group and that is not public knowledge (other than as a result of the Executive’s violation of this Section 7(b)) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment and/or service as a consultant with the CareFusion Group, except with prior written consent of a corporate officer of Company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or the CareFusion Group, as applicable, and shall be turned over to the applicable CareFusion Group company upon termination of the Executive’s employment.
          (c) Non-Recruitment of CareFusion Group Employees, etc. Executive understands and agrees that any information regarding Company employees is confidential and constitutes trade secrets. In recognition of the confidential nature of information regarding Company employees, Executive agrees that he shall not, at any time during the Restricted Period (as defined in this Section 7(c)), without the prior written consent of the Company, engage in the following conduct (a “Solicitation”): (i) directly or indirectly, contact, solicit, or recruit (whether as an employee, officer, director, agent, consultant, or independent contractor) any person who was or is at any time during the previous twelve months an employee, representative, officer or director of the CareFusion Group for the purpose of offering them employment by any other entity, business or individual; or (ii) take any action to encourage or induce any employee, representative, officer or director of the CareFusion Group to cease their relationship with the CareFusion Group for any reason. A “Solicitation” does not include any recruitment of employees within or for the CareFusion Group. The “Restricted Period” means the period of the Executive’s employment with the CareFusion Group and the additional period ending on (i) in the event of a termination of employment prior to the end of the Employment Period, the second anniversary of the Date of Termination, or (ii) in the event of a termination of employment on or after the end of the Employment Period, the second anniversary of the end of the Employment Period.
          (d) Non-Solicitation of Business. Executive acknowledges and agrees that Company’s customers and any information regarding Company’s customers is confidential and constitutes trade secrets. In recognition of the confidential and trade secret nature of information regarding Company’s customers, Executive agrees that during the Restricted Period, the Executive shall not (either directly or indirectly or as an officer, agent, employee, partner or director of any other company, partnership or entity) solicit on behalf of any competitor of the CareFusion Group the business of (i) any customer of the CareFusion Group at the time of the Executive’s employment or Date of Termination, or (ii) any potential customer of the CareFusion Group which the Executive knew to be an identified, prospective purchaser of services or products of the CareFusion Group.
          (e) Employment by Competitor. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by, any entity or enterprise that competes with the CareFusion Group, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by the CareFusion Group.
          (f) No Disparagement.
               (i) The Executive and the Company shall at all times refrain from taking actions or making statements, written or oral, that (A) denigrate, disparage or defame the goodwill or reputation of Executive or the CareFusion Group, as the case may be, or any of its trustees, officers, security holders, partners, agents or former or current employees and directors, or (B) are intended to, or may be reasonably expected to, adversely affect the morale of the employees of the CareFusion Group. The Executive further agrees not to make any negative statement to third parties relating to the Executive’s employment or any aspect of the businesses of CareFusion Group and not to make any statements to third parties about the circumstances of the termination of the Executive’s employment, or about the CareFusion Group or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as may be required by a court or government body.
               (ii) The Executive further agrees that, following termination of employment for any reason, the Executive shall assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment with the Company, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, the Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with the Executive in scheduling any assistance by the Executive taking into account the Executive’s business and personal affairs and shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.
          (g) Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive’s initial employment by the Company and continuing until the end of any period during which the Executive is employed by the CareFusion Group, relating or pertaining in any way to the Executive’s employment with or the business of the CareFusion Group, shall be promptly disclosed in writing to the Secretary of the Board and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignment to the Company or its nominee, of the Executive’s entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.
          (h) Acknowledgement and Enforcement. The Executive acknowledges and agrees that: (A) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other Confidential Information of the Company; (B) because of the nature of the business in which the CareFusion Group is engaged and because of the nature of the Confidential Information to which the Executive has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the CareFusion Group in the event the Executive breached any of the covenants of this Section 7; and (C) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 7 would be inadequate. The Executive therefore agrees and consents that (X) if the Executive commits any breach of a covenant under this Section 7 during the Restricted Period upon termination of employment at or after the end of the Employment Period, all unexercised and unpaid Retention Awards will be immediately forfeited and terminate, and (Y) if the Executive commits any breach of a covenant under this Section 7 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

          (i) Similar Covenants in Other Agreements Unaffected. The Executive may be or become subject to covenants contained in other agreements (including but limited to stock option and restricted stock unit agreements) which are similar to those contained in this Section 7. Further, a breach of the covenants contained in this Section 7 may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. The Executive acknowledges the foregoing and understands that the covenants contained in this Section 7 are in addition to, and not in substitution of, the similar covenants contained in any such other agreements. The Company agrees that any forfeiture or repayment obligation under any such agreement shall only be imposed after a determination by the Board of Directors (after providing the Executive with reasonable notice and an opportunity to be heard with counsel) that the Executive has violated any such covenant or has willfully engaged in any other material misconduct which may be a basis for forfeiture or a repayment obligation thereunder.
          8. Certain Additional Payments by the Company. (a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive or directly to the Internal Revenue Service, in the sole discretion of the Company, within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination; provided, however, that in all events such payment shall be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the payment of the excise tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 20 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of a payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(a) or 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(a) or 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon and after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(a) or 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          9. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees and the Executive by written notice to the Company may designate any beneficiary with respect to any amounts due under this Agreement upon the Executive’s death.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          10. Code Section 409A. (a) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A. The Company and the Executive agree that they will execute any and all amendments to this Agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A or as otherwise needed to ensure that this Agreement complies with Section 409A.

          (b) Section 10(a) shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement, however. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.
          (c) For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          (d) With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
          (e) “Termination of employment,” “resignation,” or words of similar import used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, the Executive’s “separation from service” (as determined in accordance with regulations promulgated under Section 409A using the default rule under such regulations) (“Separation from Service”).
          (f) Notwithstanding anything to the contrary in this Agreement, including but not limited to Sections 5(a), 5(b), 5(c), 5(d) and 6, (i) any amounts and benefits payable hereunder which constitute deferred compensation subject to Section 409A and would otherwise be payable or provided to the Executive under this Agreement prior to the date which is six (6) months after the Executive’s Separation from Service shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the first business day after the date that is six (6) months following the Executive’s Separation from Service, or, if earlier, upon the Executive’s death, and (ii) if the Executive incurs a Separation from Service prior to his Date of Termination, the date of his Separation from Service shall be deemed to be his Date of Termination (or equivalent term) for purposes of determining the date of payment or the payment commencement date under this Agreement. Notwithstanding clause (i) of this subparagraph above, if any amount of employment taxes, within the meaning of regulations promulgated under Section 409A, are payable prior to the six-month anniversary of the Executive’s Separation from Service, with respect to any deferred compensation amount, the Company shall utilize and be deemed to have paid a portion of an such deferred compensation to the extent necessary for the payment of such employment taxes. If payment of any portion of the Executive’s restricted stock units is deferred pursuant to the six-month deferral provision in clause (i) above, then (in lieu of the payment of Interest) such restricted stock units shall be treated during such six-month period, and adjusted for investment performance in the same manner, as outstanding restricted stock units.

     11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. If, under any such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement constitutes the entire and only agreement of the parties with respect to the subject matter hereof and may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address
on file at the Company; with a copy to

Mr. George L. Damoose
Procopio, Cory, Hargreaves & Savitch LLP
530 B Street, Suite 2100
San Diego, CA 92101

If to the Company:	CareFusion Corporation
3750 Torrey View Court
San Diego, California 92130
Attention: General Counsel;
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.
     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, except as specifically provided in a written consent pursuant to Section 4(c).

     (f) Except as otherwise expressly provided herein, from and after the Effective Time, this Agreement shall supersede any other employment, severance or change of control agreement between the parties and between the Executive with respect to the subject matter hereof. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.
     (g) The Executive hereby warrants that the Executive is free to enter into this Agreement and to perform the services described herein. The Company hereby warrants that this Agreement and the equity awards provided hereunder have been duly authorized.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

David L. Schlotterbeck
Date:

CAREFUSION CORPORATION

By

Name:
Title: Date:	Chair, Human Resources and Compensation Committee

EXHIBIT A – RETENTION AWARD AGREEMENT

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EXHIBIT B – RETENTION AWARD AGREEMENT

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EXHIBIT C – INDEMNIFICATION AGREEMENT

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EXHIBIT D – RELEASE AGREEMENT
RELEASE AGREEMENT
     This RELEASE AGREEMENT by and between CareFusion Corporation (the “Company”) and David L. Schlotterbeck (the “Executive”) is dated as of the                      day of                     ,                      (the “Release”).
Release
     Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“CareFusion”) by execution of this Release from any and all claims and causes of action that may exist, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of CareFusion and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with CareFusion, “the Releasees”). This Release relates to all causes of action to the extent permitted by law, including, but not limited to, claims under CareFusion’s policies or practices; federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.
     In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.
     This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA.  This Release and agreement not to sue also does not prohibit the Executive from filing charges with government agencies or participating in any investigation resulting from such charges.  However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, that may be awarded to Executive in connection

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with such charges.  In addition, this general release is not intended to bar any claims for workers’ compensation benefits.
     This Release does not apply to any claims arising after Executive’s execution of this Release or any claims relating to rights under the Employment Agreement by and between CareFusion Corporation, a Delaware corporation, and the Executive, dated as of the ___day of July 2009, as may be amended from time to time.
Complete Release
     Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:
 “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of CareFusion and any of its predecessors, successors or assigns to all or any part of its businesses, Executive expressly acknowledge that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

David L. Schlotterbeck
Date:

CAREFUSION CORPORATION

By
Name:
Title: Date:	Chair, Human Resources and Compensation Committee

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